Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Fourth Quarter Results

(Bassett, Va.) – January 22, 2015 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended November 29, 2014.

Fiscal 2014 Fourth Quarter Highlights

●	Consolidated sales were $94.7 million for the fourth quarter of 2014 compared to $83.1 million for the fourth quarter of 2013, an increase of 14%.
●	Operating income for the quarter was $6.8 million or 7.1% of sales as compared to $3.4 million or 4.1% of sales for the prior year quarter.
●	Wholesale operating profit increased to $4.3 million or 7.1% of sales as compared to $2.7 million or 4.9% of sales for the prior year quarter.
●	Company-owned store delivered sales increased 20%, including a comparable store sales increase of 12%, compared to the prior year quarter.
●	Comparable store operating income at corporate retail was $2.1 million for the current year quarter as compared to $0.9 million for the prior year quarter, a $1.2 million improvement.
●	Net income increased to $3.6 million or $0.35 per diluted share as compared to $1.6 million or $0.15 per diluted share for the prior year.
●	Generated $11.7 million in operating cash during the fourth quarter of 2014.

“Our fourth quarter performance capped a stellar year for Bassett in 2014”, commented Robert H. Spilman, Jr., President and Chief Executive Officer. “After a sluggish start, our business began to strengthen in the late spring and has continued at a brisk pace since then. For the quarter, a robust 14% revenue gain produced $6.8 million of operating profit, double the amount of last year. And the 7.1% operating margin for the quarter attained a level of profitability that represents a milestone for our management team. Meanwhile, net income more than doubled to $3.6 million for the period as well.”

“For the year ended November 29, 2014, consolidated revenue grew by 6.0% despite having one less week in the fiscal calendar”, continued Spilman. “Net income grew by over 80% to $9.3 million, or $0.87 per share compared to $5.1 million or $0.47 per share last year. Many facets of our model worked together in concert to produce improvement of this magnitude. Our product assortment, retail marketing programs, open market sales efforts, domestic manufacturing capacity utilization, and corporate expense control all contributed to the growth in profitability and market share that characterized 2014.”

“Although we invested $18.0 million of capital into the business, paid $5.2 million of dividends to our shareholders, and retired $5.6 million of our common stock over the course of the year, our financial position remains solid with almost $50 million of cash and investments on the balance sheet at year end due in large part to the generation of $30 million of operating cash flow in 2014”, said Spilman. “In July, our Board of Directors authorized an increase to the Company’s quarterly dividend of 33% to $0.08 per quarter. In November, for the second year in a row, the Board approved a $0.20 special dividend that was subsequently distributed in December. The balance between growing Bassett’s business and returning capital to shareholders was once again thoughtfully considered in 2014 and will be in the future.”

“As we move into 2015, our focus will largely center on wholesale revenue growth that we plan to achieve on several fronts”, added Spilman. “Foremost will be our ongoing Bassett Home Furnishings corporate store expansion as we plan to open two to four new stores and reposition at least two others. We also plan to open at least one new licensed store as well. Accompanying the recent debut of the improved Bassettfurniture.com website was the late December launch of Bassett Baby and Kids. This effort is intended to leverage our 70 year history in the juvenile and youth furniture category and will initially be solely available on our website and in certain Bassett Home Furnishings retail stores. Another important new program for 2015 will be the birth of “Bench Made”, an American handmade dining program that will begin to grace retail showrooms in early spring. Partnering with nearby hardwood component manufacturers, we will prepare, distress, finish and assemble an assortment of solid maple tables and chairs in a newly renovated Bassett-owned facility located in Bassett, Virginia – a true startup. Finally, we are about to embark upon the largest makeover of our imported wood product assortment in recent memory. Months in the making, these new products have been carefully architected by our merchants, designers, engineers and finishing technicians to achieve the upscale casual vibe that we believe speaks to the Bassett consumer today. These new products have been planned to hit our stores in waves coinciding with key holiday selling periods throughout 2015. In association with this aggressive level of activity there are significant startup expenses that will be incurred over the course of 2015 that must be absorbed. Given the 11% compounded annual growth rate that we have posted over the past four years, we believe that the operational and capital investments required to support our retail expansion and the extension of our product assortment are prudent strategies for growth and will reward Bassett shareholders in the years to come.”

Wholesale Segment

Net sales for the wholesale segment were $60.7 million for the fourth quarter of 2014 as compared to $54.6 million for the fourth quarter of 2013, an increase of $6.1 million or 11%. Increased wholesale shipments to both the Bassett Home Furnishings store network and the open market (outside the Bassett Home Furnishings store network) drove the increase in the wholesale sales. Gross margins for the wholesale segment were 33.9% for the fourth quarter of 2014 as compared to 33.4% for the fourth quarter of 2013. This increase was primarily due to improved margins in the wood operations due to less discounting of discontinued product. Wholesale SG&A increased $0.8 million to $16.3 million for the fourth quarter of 2014 as compared to $15.5 million for the fourth quarter of 2013. SG&A as a percentage of sales decreased to 26.8% as compared to 28.4% for the fourth quarter of 2013 primarily due to greater leverage of fixed costs from higher sales volumes coupled with tighter expense control. Operating income was $4.3 million or 7.1% of sales as compared to $2.7 million or 4.9% of sales in the prior year quarter.

“Wholesale shipments increased 11% for the quarter to $60.7 million and operating profit grew by 61% to $4.3 million”, said Spilman. “As in the fourth quarter, the wholesale product sales growth that we experienced in 2014 was primarily driven by the assortment of domestically manufactured custom furniture products that are the key differentiator of our retail store and independently owned Bassett Design Center presentations. In wood products, sales of our casual dining tables and chairs manufactured in Martinsville, Virginia grew by 23% this year, allowing our plant work schedules to increase substantially. The expansion of the Martinsville plant completed in the first quarter gave our work force adequate space to handle higher throughput volume, thereby generating the intended increases in productivity and profitability. We also began an upgrade program to our Newton, N.C. upholstery facility which will continue into 2015. The domestically manufactured segment of our upholstery line has been on a roll for several years and we continued the trend last year with an 11% sales gain. Our upholstery manufacturing team has achieved significantly higher levels of unit throughput without relying on corresponding levels of increases in headcount. And despite all of the aforementioned sales growth, both our domestic wood and upholstery manufacturing organizations have been able to keep our “30 days in the home” custom furniture mantra intact.”

Retail Segment

Net sales for the 60 Company-owned Bassett Home Furnishings stores were $62.2 million for the fourth quarter of 2014 as compared to $51.7 million for the fourth quarter of 2013, an increase of $10.5 million or 20%. The increase was primarily due to a $6.0 million or 12% increase in comparable store sales coupled with a $4.5 million increase in non-comparable store sales from 7 new stores opened in the last 15 months.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores increased by 15% for the fourth quarter of 2014 as compared to the fourth quarter of 2013.

The consolidated retail operating profit for the fourth quarter of 2014 was $2.1 million, compared to $0.4 million in the fourth quarter of 2013. The 53 comparable stores generated operating income of $2.1 million for the quarter, or 3.8% of sales, as compared to $0.9 million or 1.9% of sales for the prior year quarter. Gross margins were flat at 50.4% for both the current and prior year quarter. SG&A expenses for comparable stores increased $1.8 million to $26.0 million or 46.6% of sales as compared to 48.5% of sales for the fourth quarter of 2013. This decrease is primarily due to greater leverage of fixed costs due to higher sales volumes.

The Company expects to continue opening new stores in the future, primarily in underpenetrated markets where it currently has stores. The Company and certain licensees are actively engaged in site selection and lease negotiations for several locations and expect to open at least three to five new stores in 2015. While the Company currently expects to renew or extend three leases for Company-owned stores that expire in 2015, we will continue to evaluate whether it is more appropriate to reposition the stores to a more favorable location within the market as we do with any leases that come up for renewal. Specific plans for 2015 currently include opening new stores in Los Angeles (Woodland Hills), California and Dulles, Virginia, and the relocation of one store in San Antonio, Texas and one in Southlake, Texas where the leases expired in 2014.

“Naturally, our corporate retail team enjoyed posting a 12% comparable store delivered sales increase for the fourth quarter,” continued Spilman. “More importantly, the $2.1 million of operating income recorded for the period was the best in our 15 year journey of operating company owned stores. 2014 was once again quite active as we opened six stores in new markets across the country. Despite absorbing the startup costs associated with the new stores during the year, operating losses were reduced by $900k, bringing us close to our goal of annual profitability in the corporate retail fleet. The improvement came from higher sales levels and a 170 basis point increase in gross margin. Looking ahead, we believe that our formula continues to gain traction with the consumer while being very difficult for others to replicate in totality. The combination of our designers and their expertise in guiding consumers through the home makeover process, the technology platform that supports the consumer’s experience, our vertically integrated assortment of custom products, and our best of class service proposition is a recipe that has been painstakingly and purposely crafted over 15 years and provides Bassett an even greater opportunity as we enhance these capabilities going forward.”

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 94 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 600 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the fourth fiscal quarter of 2014, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(In thousands, except for per share data)

	Unaudited		Unaudited		Audited		Audited
	Quarter Ended		Quarter Ended		Year Ended*		Year Ended*
	November 29, 2014		November 30, 2013		November 29, 2014		November 30, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$94,720	100.0%	$83,062	100.0%	$340,738	100.0%	$321,286	100.0%

Cost of sales	42,883	45.3%	38,977	46.9%	158,317	46.5%	155,292	48.3%

Gross profit	51,837	54.7%	44,085	53.1%	182,421	53.5%	165,994	51.7%

Selling, general and administrative expense	45,082	47.6%	40,301	48.5%	166,073	48.7%	155,318	48.3%
New store pre-opening costs	-	0.0%	376	0.5%	1,217	0.4%	671	0.2%
Operating income	6,755	7.1%	3,408	4.1%	15,131	4.4%	10,005	3.2%

Other loss, net	(472)	-0.5%	(792)	-1.0%	(524)	-0.2%	(1,818)	-0.6%
Income before income taxes	6,283	6.6%	2,616	3.1%	14,607	4.2%	8,187	2.6%

Income tax provision	(2,634)	-2.8%	(1,009)	-1.2%	(5,308)	-1.6%	(3,091)	-1.0%
Net income	$3,649	3.8%	$1,607	1.9%	$9,299	2.6%	$5,096	1.6%

Basic earnings per share	$0.35		$0.15		$0.88		$0.48

Diluted earnings per share	$0.35		$0.15		$0.87		$0.47

*Year ended November 29, 2014 had 52 weeks compared to 53 weeks for the year ended November 30, 2013

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets - Audited

(In thousands)

	November 29, 2014	November 30, 2013
Assets
Current assets
Cash and cash equivalents	$26,673	$12,733
Short-term investments	23,125	28,125
Accounts receivable, net	15,228	16,080
Inventories, net	57,272	53,069
Deferred income taxes, net	5,268	4,418
Other current assets	7,796	11,949
Total current assets	135,362	126,374

Property and equipment, net	74,812	64,271

Other long-term assets
Retail real estate	6,302	10,435
Deferred income taxes, net	9,701	10,734
Other	14,569	14,035
Total long-term assets	30,572	35,204
Total assets	$240,746	$225,849

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$22,251	$19,892
Accrued compensation and benefits	8,931	6,503
Customer deposits	22,202	16,214
Dividends payable	2,102	2,172
Other accrued liabilities	11,287	6,660
Total current liabilities	66,773	51,441

Long-term liabilities
Post employment benefit obligations	11,498	11,146
Real estate notes payable	1,902	2,467
Other long-term liabilities	3,741	3,386
Total long-term liabilities	17,141	16,999

Stockholders’ equity
Common stock	52,467	54,297
Retained earnings	106,339	104,526
Accumulated other comprehensive loss	(1,974)	(1,414)
Total stockholders' equity	156,832	157,409
Total liabilities and stockholders’ equity	$240,746	$225,849

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Audited

(In thousands)

	Year Ended
	November 29, 2014	November 30, 2013
Operating activities:
Net income	$9,299	$5,096
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,316	6,198
Equity in undistributed income of investments and unconsolidated affiliated companies	(661)	(770)
Impairment and lease exit charges on retail real estate	-	416
Deferred income taxes	544	2,282
Tenant improvement allowances received from lessors	3,060	-
Collateral deposited with insurance carrier	(1,150)	-
Other, net	264	677
Changes in operating assets and liabilities
Accounts receivable	775	(686)
Inventories	(4,203)	4,847
Other current and long-term assets	1,548	(4,819)
Customer deposits	5,912	3,961
Accounts payable and accrued liabilities	7,257	(6,562)
Net cash provided by operating activities	29,961	10,640

Investing activities:
Purchases of property and equipment	(17,980)	(14,302)
Proceeds from sale of retail real estate and property and equipment	5,157	958
Proceeds from sale of interest in affiliate	2,348	2,348
Proceeds from maturity of short-term investments	5,000	-
Purchases of investments	-	(28,125)
Other	320	89
Net cash used in investing activities	(5,155)	(39,032)

Financing activities:
Repayments of real estate notes payable	(528)	(549)
Issuance of common stock	608	706
Repurchases of common stock	(5,602)	(1,750)
Taxes paid related to net share settlements of equity awards	(489)	(226)
Excess tax benefits from stock-based compensation	300	313
Cash dividends	(5,155)	(2,935)
Net cash used in financing activities	(10,866)	(4,441)
Change in cash and cash equivalents	13,940	(32,833)
Cash and cash equivalents - beginning of period	12,733	45,566
Cash and cash equivalents - end of period	$26,673	$12,733

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

	Unaudited	Unaudited	Audited	Audited
	Quarter ended	Quarter ended	Year Ended*	Year Ended*
	November 29, 2014	November 30, 2013	November 29, 2014	November 30, 2013
Net Sales
Wholesale	$60,654	$54,631	$223,993	$215,451
Retail	62,230	51,708	216,631	199,380
Inter-company elimination	(28,164)	(23,277)	(99,886)	(93,545)
Consolidated	$94,720	$83,062	$340,738	$321,286

Operating Income (Loss)
Wholesale	$4,299	$2,665	$14,120	$10,883
Retail	2,077	351	(528)	(1,452)
Inter-company elimination	379	392	1,539	574
Consolidated	$6,755	$3,408	$15,131	$10,005

*Year ended November, 2014 had 52 weeks compared to 53 weeks for the year ended November 30, 2013

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Rollforward of BHF Store Count - Unaudited

	November 30,	New	Closed	November 29,
	2013	Stores	Stores	2014

Company-owned stores	55	6	(1)	60
Licensee-owned stores	34	-	-	34

Total	89	6	(1)	94

New Stores Opened in 2014:
Ft. Worth, Texas
Annapolis, Maryland
Westport, Connecticut
Burlington, Massachusetts
Hartsdale, New York
Rockville, Maryland

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Supplemental Retail Information--Unaudited

(In thousands)

	53 Comparable Stores				51 Comparable Stores***
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 29, 2014		November 30, 2013		November 29, 2014		November 30, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$55,884	100.0%	$49,879	100.0%	$194,092	100.0%	$187,146	100.0%

Cost of sales	27,716	49.6%	24,737	49.6%	97,187	50.1%	96,520	51.6%

Gross profit	28,168	50.4%	25,142	50.4%	96,905	49.9%	90,626	48.4%

Selling, general and administrative expense*	26,029	46.6%	24,198	48.5%	94,726	48.8%	90,389	48.3%

Income from operations	$2,139	3.8%	$944	1.9%	$2,179	1.1%	$237	0.1%

	All Other Stores				All Other Stores***
	Quarter Ended		Quarter Ended		Year Ended		Year Ended
	November 29, 2014		November 30, 2013		November 29, 2014		November 30, 2013
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$6,347	100.0%	$1,829	100.0%	$22,539	100.0%	$12,234	100.0%

Cost of sales	3,112	49.0%	980	53.6%	10,987	48.7%	6,391	52.2%

Gross profit	3,235	51.0%	849	46.4%	11,552	51.3%	5,843	47.8%

Selling, general and administrative expense	3,296	51.9%	1,066	58.3%	13,042	57.9%	6,861	56.1%
Pre-opening store costs**	-	0.0%	376	20.6%	1,217	5.4%	671	5.5%

Loss from operations	$(61)	-0.9%	$(593)	-32.5%	$(2,707)	-12.0%	$(1,689)	-13.8%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possession and the store opening date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.

***	Year ended November 29, 2014 had 52 weeks compared to 53 weeks for the year ended November 30, 2013.